CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 333-13593 on Form N-1A of our report dated February 24, 2010, relating to the financial statements and financial highlights of Kalmar Pooled Investment Trust, including Kalmar “Growth-with-Value” Small Cap Fund, appearing in the Annual Report on Form N-CSR of Kalmar Pooled Investment Trust for the year ended December 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

April 28, 2010